                                                                    Exhibit 23.2

                         INDEPENDENT AUDITORS' CONSENT
                         -----------------------------



The Board of Trustees and Shareholders of
Security Capital Pacific Trust:

With respect to the accompanying registration statement on Form S-3 of Security Capital Pacific Trust, we consent to:

(i) incorporation by reference of our report dated January 31, 1996, except as to note 12, which is as of February 23, 1996, relating to the balance sheets of Security Capital Pacific Trust as of December 31, 1995 and 1994, the related statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, and the related schedule as of December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of Security Capital Pacific Trust, as amended by Form 10-K/A No. 1;

(ii) the incorporation by reference of our audit report dated July 11, 1996 relating to the combined statement of revenues and certain expenses for certain multifamily properties for the year ended December 31, 1995, which report appears in the current report on Form 8-K of Security Capital Pacific Trust dated August 1, 1996; and

(iii) the reference to our firm under the heading "Experts" in the registration statement.




                                       KPMG PEAT MARWICK LLP

Chicago, Illinois
September 27, 1996